Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Presents
Continued Listing Plan to NYSE
     Miramar, Florida (September 28, 2005) — Applica Incorporated (NYSE: APN) today announced that in accordance with the continued listing criteria set forth by the New York Stock Exchange, on September 26, 2005, it presented a plan to the NYSE demonstrating how it intends to comply with the continued listing standards. Applica previously announced in a press release dated August 12, 2005 that the NYSE notified it that it was considered “below criteria” because over a consecutive 30-day trading period, its total market capitalization and its shareholders’ equity were each less than $75 million.
     In accordance with the continued listing criteria, the NYSE has up to 45 days to either accept or reject the plan. In the event that the NYSE does not accept the plan, Applica would seek an alternate trading market for its common stock.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates a manufacturing facility in Mexico. Additional information regarding the Company is available at www.applicainc.com.